                                                                   Exhibit 12.1

                       RAYTHEON COMPANY AND SUBSIDIARIES

                         STATEMENTS RE: COMPUTATION OF
                 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                         (DOLLAR AMOUNTS IN MILLIONS)

                                                           NINE MONTHS ENDED
                                                    SEPTEMBER 27,      OCTOBER 3,                  FISCAL YEAR ENDED
                                                         1998           1999          1994      1995     1996     1997      1998
Income before taxes per statements of income......        851            639           900     1,192    1,083      790     1,467

Add:
   Portion of rents representative of interest
      factor......................................         69            110            32        41       45       50       113
   Interest on indebtedness.......................        533            533            49       197      256      397       739
                                                        -----          -----         -----     -----    -----    -----     -----
   Income as adjusted.............................      1,453          1,282           981     1,430    1,385    1,237     2,319
                                                        =====          =====         =====     =====    =====    =====     =====
Fixed charges:
   Portion of rents representative of interest
      factor......................................         69            110            32        41       45       50       113
   Interest on indebtedness.......................        533            533            49       197      256      397       739
   Capitalized interest...........................          2              2             1         1        3        4         2
                                                        -----          -----         -----     -----    -----    -----     -----
      Fixed charges...............................        604            645            82       239      304      451       854
                                                        =====          =====         =====     =====    =====    =====     =====
Preferred Stock:
   Preferred Stock Dividends......................          0              0             0         0        0        0         0
                                                        =====          =====         =====     =====    =====    =====     =====
Ratio of Earnings to Combined Fixed Charges and
   Preferred Stock Dividends......................        2.4            2.0          12.0       6.0      4.6      2.7       2.7
                                                        =====          =====         =====     =====    =====    =====     =====